SUB-ADMINISTRATOR AGREEMENT

                  This Sub-Administrator Agreement is made as of this 7th day of July, 1995 between First Union Funds, a Massachusetts business trust (herein called the "Trust"), and Furman Selz Incorporated, a New York corporation (herein called "Furman").

                  WHEREAS, the Trust is a Massachusetts business trust consisting of one or more portfolios which operates as an open-end management investment company and is so registered under the Investment Company Act of 1940; and

                  WHEREAS, the Trust has appointed Evergreen Asset Management Corp. ("EAMC") as administrator to the Trust and desires to retain Furman as its Sub-Administrator to provide it with certain additional administrative services not provided for under its arrangement with EAMC ("Sub-Administrative Services"), and Furman is willing to render such services.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

         1. Appointment of Sub-Administrator. The Trust hereby appoints Furman as Sub-Administrator of the Trust and each of its portfolios on the terms and conditions set forth in this Agreement; and Furman hereby accepts such appointment and agrees to perform the services and duties set forth in Section 2 of this Agreement in consideration of the compensation provided for in Section 4 hereof.

         2. Services and Duties. As Sub-Administrator, and subject to the supervision and control of the Trustees of the Trust, Furman will hereafter provide facilities, equipment and personnel to carry out the following Sub-Administrative services to assist in the operation of the business and affairs of the Trust and each of its portfolios:

         (a) provide individuals reasonably acceptable to the Trustees of the Trust for nomination, appointment or election as officers of the Trust and who will be responsible for the management of certain of the Trust's affairs as determined from time to time by the Trustees;

         (b) review filings with the Securities and Exchange Commission and state securities authorities that have been prepared on behalf of the Trust by the administrator and take such actions as may be reasonably requested by the administrator to effect such filings;

         (c) verify, authorize and transmit to the Trust's Custodian, Transfer Agent and Dividend Disbursing Agent all necessary instructions for the disbursement of cash, issuance of shares, tender and receipt of portfolio securities, payment of expenses and payment of dividends; and

         (d) advise the Trust and its Trustees on matters concerning the Trust and its affairs.

         Furman may, in addition, agree in writing to perform additional Sub-Administrative Services for the Trust. Sub-Administrative Services shall not include any duties, functions, or services to be performed for the Trust by the Trust's investment adviser, administrator, distributor, custodian or transfer agent pursuant to their agreements with the Trust.

         3. Expenses. Furman shall be responsible for expenses incurred in providing office space, equipment and personnel as may be necessary or convenient to provide the Sub-Administrative Services to the Trust. The Trust shall be responsible for all other expenses incurred by Furman on behalf of the Trust, including without limitation postage and courier expenses, printing expenses, registration fees, filing fees, fees of outside counsel and independent auditors, insurance premiums, fees payable to Trustees who are not Furman employees, and trade association dues.

         4. Compensation. For the Sub-Administrative Services provided, the Trust hereby agrees to pay and Furman hereby agrees to accept as full compensation for its services rendered hereunder a sub-administrative fee, calculated daily and payable monthly at an annual rate determined in accordance with the table below.

                                            Aggregate Daily Net Assets of
                  Sub-Administrative        Funds Administered by EAMC
                  Fee as a % of             For Which EAMC or First Union
                  Average Annual            National Bank of North Carolina
                  Daily Net Assets          Serve as Investment Adviser

                     .0100%                  on the first $7 billion
                     .0075%                  on the next $3 billion
                     .0050%                  on the next $15 billion
                     .0040%                  on assets in excess of $25 billion

Each portfolio of the Trust shall pay a portion of the sub-administrative fee equal to the rate determined above times that portfolio's average annual daily net assets.

         5. Responsibility of Sub-Administrator. Furman shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from wilful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furman shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, director, partner, employee or agent of Furman, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the duties of Furman hereunder) to be rendering such services to or acting solely for the Trust and not as an officer, director, partner, employee or agent or one under the control or direction of Furman even though paid by Furman.

6.       Duration and Termination.

         (a) This Agreement shall be in effect until July____, 1997, and shall continue in effect from year to year thereafter, provided it is approved, at least annually, by a vote of a majority of Trustees of the Trust, including a majority of the disinterested Trustees.

         (b) This Agreement may be terminated at any time, without payment of any penalty, on sixty (60) day's prior written notice by a vote of a majority of the Trust's Trustees or by Furman.

7. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

8. Notices. Notices of any kind to be given to the Trust hereunder by Furman shall be in writing and shall be duly given if delivered to the Trust and to its investment adviser at the following address: First Union National Bank of North Carolina, One First Union Center, Charlotte, NC 28288. Notices of any kind to be given to Furman hereunder by the Trust shall be in writing and shall be duly given if delivered to Furman at 237 Park Avenue, New York, New York 10022,
Attention: General Counsel.

9. Limitation of Liability. Furman is hereby expressly put on notice of the limitation of liability as set forth in Article IX of the Declaration of Trust and agrees that the obligations pursuant to this Agreement of a particular portfolio and of the Trust with respect to that particular portfolio be limited solely to the assets of that particular portfolio, and Furman shall not seek satisfaction of any such obligation from the assets of any other portfolio, the shareholders of any portfolio, the Trustees, officers, employees or agents of the Trust, or any of them.

10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provison of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section 5 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                                      FIRST UNION FUNDS


                                                     By____________________
                                                     Its:____________________

Attest:_________________
Its:____________________


                                            FURMAN SELZ INCORPORATED

                                    By_________________________________________
                                    Its:_______________________________________


Attest:________________________
Its:___________________________